Exhibit 10.1

Fuselier Holding, LLC

1207 Hampshire Lane, Richardson, TX 75080

EXCLUSIVE DEFINITIVE AGREEMENT

THIS EXCLUSIVE DEFINITIVE AGREEMENT (this “Agreement”) is made and entered into this 9th day of October, 2007, by and between Fuselier Holding, LLC, a Texas limited liability company with its principal place of business located at 1207 Hampshire Lane, Richardson, Texas 75080 (hereinafter referred to as “Assignee”) and Greens Worldwide Incorporated, an Arizona corporation with its principal place of business located at 801 International Parkway, 5th Floor, Lake Mary, FL  32746 (hereinafter referred to as the “Company”).

W I T N E S S E T H:

WHEREAS, Assignee is in the business of acquiring and assuming certain accounts payable from business organizations and negotiating with the creditors or holders of such accounts to obtain a fair and reasonable settlement and discharge of the claim;

WHEREAS, the Company desires to assign certain of its accounts payable to Assignee and will compensate Assignee by issuing to Assignee registered and freely tradable shares of the Company’s common stock (the “Stock”); and

WHEREAS, the Company and Assignee have agreed that certain conditions precedent must first occur before the assignment of the Confirmed Debt and Creditor Claims (each as defined below) to Assignee becomes effective and binding.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Assignment of Creditor Claims.

(a)                 Assignment. For and in consideration of the Stock as described in Section 2 hereof, the Company, subject to the occurrence of the conditions precedent described in Section 1(c), hereby assigns, transfers and conveys all of its right, title and interest in and to the those claims of creditors (the “Creditors Claims”) and the confirmed debt of each Creditor Claim (“Confirmed Debt”) set forth on Schedule A attached hereto. Assignee hereby accepts such assignment, transfer and conveyance, and hereby assumes the Creditor Claims and Confirmed Debt, subject to the occurrence of the conditions precedent described in Section 1(c). At such time as the Company gives Assignee notice of the satisfaction of the conditions precedent under Section 1(c), the Company will provide Assignee with an amended Schedule A reflecting reductions, if any, in the amounts of any Creditor Claims or Confirmed Debt shown on the attached Schedule A. The amended Schedule A shall not contain any additional Creditors Claims or increased amounts of Confirmed Debt over that provided on the attached Schedule A or move a Creditor Claim from one category to another (i.e., change a “B” claim to an “A” claim). In addition, the Company acknowledges and agrees that if any creditor on the revised

1	Confidential

Schedule A claims that the amount owed is greater than the amount reflected on such revised Schedule A, the Company shall have sole responsibility and liability for any such discrepancy.

(b)                    Limited Power of Attorney. The Company understands that some creditors may be reluctant or refuse to negotiate with Assignee without evidence of Assignee’s authority to do so for or on behalf of the Company; therefore, the Company will execute and deliver concurrently with this Agreement the Limited Power of Attorney substantially in the form attached hereto as Exhibit A. Assignee will negotiate with the holders of the Creditor Claims and attempt to effect a reasonable and fair settlement, discharge, or release of such Creditor Claims. Subject to any extension for an Allowed Delay (hereinafter defined) as permitted in Section 2(c) hereof, Assignee will resolve and settle the Creditor Claims over the following time periods: Creditor Claims designated by the Company as “AA” or “A” will be negotiated and settled within twelve months of the date on which the Stock is delivered to Assignee. Creditor Claims designated by the Company as “B” and “C” creditors will be negotiated and settled between one to three years from the date on which the Stock is delivered to Assignee.

(c)                   Conditions Precedent. The Company acknowledges and agrees that Assignee’s obligations under this Agreement will not be effective or binding, nor shall its obligations with respect to the assumption of the Confirmed Debt and negotiation and settlement of the Creditor Claims commence, until all of the following conditions precedent have occurred: (i) the Company has taken all requisite corporate and other actions necessary to authorize and issue to Assignee shares of Stock in quantities sufficient to satisfy its obligations hereunder, including, without limitation, preparing and filing with the Securities and Exchange Commission (“SEC”) a proxy statement regarding the amendment of the Company’s Articles of Incorporation to increase the number of authorized shares of common stock (the “Authorized Share Amendment”), and as soon as reasonably practicable after the SEC clears such proxy statement, taking all action necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to convene an annual/special meeting of its shareholders for the purpose of obtaining the requisite approval of the Authorized Share Amendment, which the Company will thereafter file with the Arizona Corporation Commission (“ACC”); (ii) the Company has made all filings under the Securities Exchange Act of 1934 (the “1934 Act”), including, but not limited to, all past due and currently required Forms 10-Q, 10-K, 8-K, Proxy Statements and Form 14C Information Statements, if any; and (iii) a registration statement on Form SB-2 or other SEC form reasonably acceptable to Assignee concerning the public resale on a continuous basis of all Stock issued to Assignee hereunder, is filed by the Company and declared effective by the SEC. When the above described conditions precedent are satisfied, the Company shall give Assignee notice of such satisfaction and provide Assignee the amended Schedule A as described in Section 1(a), at which time the Company’s assignment, transfer and conveyance of Creditor Claims and Confirmed Debt to Assignee under Section 1(a) shall be effective, and Assignee’s obligations under this Agreement, including, without limitation, the acceptance and assumption of Creditor Claims and Confirmed Debt, shall be effective and binding.

(d)                 Independent Contractors. Nothing herein shall be construed to create any form of partnership, agency, master-servant, employment, joint venture or other similar relationship between the Company and Assignee. Assignee is an independent contractor and not an affiliate of the Company or any of its subsidiaries or affiliates. The consideration set forth in Section 2 shall be the sole consideration due Assignee for the assumption of the Creditor Claims.

Definitive Agreement -- Page 2	Confidential

It is understood that the Company will not withhold any amounts for payment of taxes from the compensation of Assignee hereunder.

(e)                 Limited License. Subject to the confidentiality obligations of the parties, the Company agrees that Assignee shall have a limited, nontransferable and royalty free license to use all information maintained by the Company with respect to the Creditor Claims and all work sheets and other work product created in connection therewith. The Company agrees that all business methods, know how, investor lists, negotiation strategies, business plans and related processes used by Assignee in the performance of its duties and obligations hereunder are the confidential and proprietary information of Assignee, shall remain the sole and exclusive property of Assignee, and that no license, right, title or interest therein or thereto is provided to the Company by virtue of Assignee entering into this Agreement.

(f)                  Due Diligence. In connection with Assignee’s due diligence investigation, the Company will provide Assignee and its representatives with full and complete access to the Company’s books and records, agreements, papers and financial statements, including reasonable access to the Company’s independent auditors, attorneys, financial advisors or other outside professionals, relating to the financial condition, capital structure, ownership interests and operation of the Company (including customers, vendors and suppliers) as may be reasonably requested by Assignee.

(g)                 No Capital Raising Transactions. Assignee has not been engaged to perform, nor will Assignee agree to perform any act: (i) in connection with any capital-raising transactions, or (ii) which directly or indirectly promote or maintain a market in the Company’s securities. Assignee will consult with the Company on a regular basis with respect to Creditor Claims assigned to it.

2.	Issuance of Stock.

(a)              Issuance and Registration of Resale of Stock. In consideration for the assumption by Assignee of the Creditor Claims, the Company shall pay to Assignee shares of freely tradable Stock equal in aggregate market value to three hundred percent (300%) of the total amount of Confirmed Debt of the Company set forth on Schedule A attached hereto or on an amended Schedule A delivered pursuant to Section 1(a). The value of each share of Stock shall be equal to the market price of the Stock as of the close of trading on the trading day immediately preceding the date of issuance to Assignee. The resale of the Stock by Assignee on a continuous basis under Rule 415 will be registered with the SEC on Form SB-2 or other SEC form reasonably acceptable to Assignee under the Securities Act of 1933, as amended (the “1933 Act”) and all applicable state securities laws and regulations, if any. The Company will use reasonable commercial efforts to have the registration statement declared effective at the earliest possible date. All costs incurred in connection with the issuance of the Stock shall be borne solely by the Company.

(b)              Duty to Maintain Continuous Offering Prospectus. As a material inducement to Assignee to enter into this Agreement and assume the Creditor Claims and Confirmed Debt, the Company represents and warrants, for itself and any successor in interest or permitted assign, to maintain and update as required by applicable SEC rules, any registration statement filed with the SEC concerning the public resale by Assignee of the Stock in the open

Definitive Agreement -- Page 3	Confidential

market. Subject to Section 2(c), the Company will, at its sole expense, promptly and timely file all pre- and post-effective and other amendments and supplements to the registration statement pertaining to Assignee’s resale of the Stock and keep such registration statement “fresh,” current and in full force and effect. The Company also agrees, at its sole expense, to deliver to Assignee a number of copies of such registration statement, and all amendments and supplements thereto, as Assignee shall reasonably request. If for any reason other than an Allowed Delay, the Company fails to maintain the effectiveness of the Rule 415 registration statement, Assignee shall have the right to immediately terminate this Agreement by submission of written notice thereof to the Company, and all Creditor Claims and Confirmed Debt that remain unpaid, unresolved or unsatisfied as of the date such registration goes “stale,” shall automatically and without any further act of Assignee revert back to and become vested in the Company, its successors in interest or permitted assigns, and Assignee shall have no further interest in, or liability for, any such Creditor Claims or Confirmed Debt. Such automatic reversion shall include, but not be limited to, any and all Creditor Claims for which settlement or other resolution has been agreed but total and complete performance and/or payment has not occurred as of the date of any breach by the Company of this Section 2(b).

(c)              Allowed Delay. The Company shall notify Assignee of the happening of any event, of which the Company has knowledge, without adequate disclosure of which would render the prospectus included in any registration statement, as then in effect, to include an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and use reasonable efforts promptly to prepare a supplement or amendment to any registration statement to correct such untrue statement or omission, and deliver such number of copies of such supplement or amendment to Assignee as it may reasonably request; provided that, for not more than 30 consecutive days, the Company may delay the disclosure of material non-public information concerning the Company (as well as prospectus or registration statement updating), the disclosure of which at the time is not, in the good faith opinion of the Company, in the best interests of the Company (an “Allowed Delay”); provided, further, that the Company shall promptly (i) notify Assignee in writing of the existence of (but in no event, without the prior written consent of Assignee, shall the Company disclose to Assignee any of the facts or circumstances regarding) material non-public information giving rise to an Allowed Delay; (ii) advise Assignee in writing to cease all sales under such registration statement until the end of the Allowed Delay; and (iii) undertake to prepare and file with the SEC at the end of any Allowed Delay (or earlier, if so determined by the Company), such amendments or supplements to any registration statement then in effect necessary to prevent such registration statement from containing an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The Company understands, acknowledges and agrees that failure to prepare and file at the end of any Allowed Delay such amendments or supplements necessary to prevent any such registration statement as then in effect from containing an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, would result in a material breach of this Agreement. In such event, Assignee, upon delivery of written notice to the Company, may immediate terminate this Agreement and all of its duties and obligations hereunder including, but not limited to, the assumption of the Creditor Claims and the Confirmed Debt, and all such Creditor Claims and Confirmed Debt that remain unpaid, unresolved or unsatisfied as of the date of such termination shall automatically and without any further act of Assignee revert back to and become vested in the Company, its

Definitive Agreement -- Page 4	Confidential

successors in interest or permitted assigns, and Assignee shall have no further interest in, or liability for, any such Creditor Claims or Confirmed Debt. In addition, the Company understands, acknowledges and agrees that Assignee shall be granted an extension in the period of time it is required to satisfy the Creditor Claims, as described in Section 1(b), equal to the number of days constituting any Allowed Delay. On expiration of the Allowed Delay, the Company shall again be bound by the first sentence of this Section 2(c) with respect to the information giving rise thereto.

(d)              Restriction on Short Sales. Assignee agrees that, so long as any of the Creditor Claims and/or Confirmed Debt remain outstanding, but in no event less than three years from the date on which the Stock is delivered to Assignee, Assignee will not enter into or effect any “short sales” (as such term is defined in Rule 3b-3 of the 1934 Act) of the Stock or hedging transaction which establishes a net short position with respect to the Stock.

3.	Representations and Warranties:

(a)	The Company.

(i)           Organization. The Company is duly organized, validly existing and in good standing under the laws of the State of Arizona and is qualified to conduct its business as a foreign corporation in each jurisdiction where the failure to be so qualified would not have a material adverse effect on the Company.

(ii)          Authorization of Agreement, Etc. Upon filing of the Authorized Share Amendment by the Company with the ACC and having the Authorized Share Amendment declared effective by the ACC as described in Section 1(c), the execution, delivery and performance by the Company of its obligations under this Agreement will be duly authorized by all requisite corporate action by the Company. This Agreement has been duly executed by an authorized officer and delivered by the Company and when executed and delivered by the Company, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights and remedies generally, and subject as to enforceability under general principles of equity.

(iii)         Stock Validly Issued. Once the Authorized Share Amendment has been declared effective by the ACC, all shares of Stock issued by the Company to Assignee hereunder will be duly authorized, validly issued, fully paid and non-assessable and the Company will have undertaken all corporate action necessary to issue such Stock to Assignee.

(iv)         No Adverse Claims. To the knowledge of the executive officers of the Company, there are no adverse claims, actions, liens or any proceeding filed or threatened against the Company that would restrict or otherwise prevent the issuance of the Stock to Assignee or the performance by the Company of its obligations hereunder.

(v)         No Transfer of Interests in Creditor Claims. The Company has not sold, transferred or otherwise conveyed to any third party any interest in any of the

Definitive Agreement -- Page 5	Confidential

Creditor Claims or Confirmed Debt obligations that are being assigned to Assignee hereunder.

(vi)         No Default. After the Authorized Share Amendment has been filed and declared effective by the ACC, the issuance of the Stock and the performance of its obligations hereunder, will not, either individually or in the aggregate, result in the Company being deemed to be in default under, or in violation of, any provision of any of its financing agreements, promissory notes, mortgages, indentures or any other debt or equity instrument and related agreements entered into by the Company or binding upon any material portion of its assets.

(vii)       SEC Filings. The Company will timely make all SEC filings as required by the 1934 Act, as amended, and the rules and regulation of the SEC promulgated thereunder including, but not limited to, all filings, if any, required by virtue of the Company entering into this Agreement with Assignee, and all filings necessary to prevent any effective registration statement that includes any of the Stock issued to and held for resale by Assignee hereunder from going “stale.”

(viii)      Compliance with Laws. The Company shall follow, abide by and comply with all applicable federal, state and local laws, rules, regulations and ordinances.

(ix)         No Change of Control; Anti-Takeover Statutes Not Invoked. The issuance of the Stock to Assignee will not result in a “change of control” under the Company’s organizational documents, any contract, agreement, note, mortgage, debt instrument, warrant, option, or other debt or equity security, or any applicable state anti-takeover statutes.

(b)	Assignee.

(i)           Organization. The Assignee is duly organized, validly existing and in good standing under the laws of the State of Texas and is qualified to conduct its business as a foreign corporation in each jurisdiction where the failure to be so qualified would not have a material adverse effect on the Assignee.

(ii)          Compliance with Laws. Assignee shall follow, abide by and comply with all applicable federal, state and local laws, rules, regulations and ordinances.

4.            Market Value Adjustment. If, during the first twelve month period immediately following the date of issuance of the Stock by the Company, the market value of the Stock paid to Assignee hereunder decrease in value, as determined and measured by Assignee on each three month anniversary of the date of issuance of the Stock, and on each six month anniversary during the twenty-four month period immediately following the initial twelve month period, Company agrees that, upon receipt of written notice by Assignee specifying the calculated decrease in market value of the Stock and the number of additional shares required to reaffirm that Assignee will continue to receive the economic value of the bargain made herein, Company will issue additional shares of Stock to Assignee within five business days of such notice to insure that the aggregate value of the Stock issued to Assignee hereunder shall not decrease below the initial agreed amount as set forth in Section 2(a) above; provided however, the parties

Definitive Agreement -- Page 6	Confidential

agree that the aggregate market value of Stock issued to Assignee hereunder shall not, at the time of issuance, exceed three hundred percent (300%) of the Confirmed Debt. The Company will promptly and timely file with the SEC a post effective amendment or supplement to the registration statement covering the resale by Assignee of the Stock in order to include any such additional shares of Stock. The parties acknowledge, understand and agree that any subsequent increase in the market price of the Stock will not result in any downward adjustment to, or refund of, the number of shares of Stock issued to Assignee hereunder. If for any reason whatsoever, the Company fails to timely provide any additional shares of Stock as required under this Section 4, Assignee shall have the right to immediately terminate this Agreement by submission of written notice thereof to the Company, and all Creditor Claims and Confirmed Debt that remain unpaid, unresolved or unsatisfied as of the date of such failure shall automatically and without any further act of Assignee revert back to and become vested in the Company, its successors in interest or permitted assigns, and Assignee shall have no further interest in, or liability for, any such Creditor Claims or Confirmed Debt. Such automatic reversion shall include, but not be limited to, any and all Creditor Claims for which settlement or other resolution has been agreed but total and complete performance and/or payment has not occurred as of the date of any breach by the Company of this Section 4.

5.            Exclusive Arrangement. The Company shall not, nor shall any of any of the Company’s officers, directors or shareholders, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any other person relating to the services to be provided by Assignee. In the event the Company is approached, contacted or otherwise solicited by any other person regarding the provision by such person of services substantially similar to the services to be provided by Assignee, the Company will immediately notify Assignee regarding any such contact between and immediately disclose the identity of such person and the terms and conditions contained in any such offer or proposal or any related inquiry.

6.	Indemnification.

(a)          Indemnification of Assignee. The Company agrees to indemnify, defend and hold harmless Assignee and its affiliates, including all members, partners, employees, agents, representatives and assigns (each, an “Assignee Indemnified Party”), from and against any and all liabilities, judgments, awards, deficiencies, penalties, fines, costs, expenses (including, without limitation, attorneys’ and other professional fees and costs), losses and other damages of any kind resulting from any “Assignee Covered Claim” (as defined below), except to the extent expressly prohibited by applicable law. For purposes hereof, the term “Assignee Covered Claim” shall mean any suit, arbitration, action, audit, hearing, proceeding, investigation or claim of any kind that may be asserted against or otherwise involve (whether by subpoena, as a witness or otherwise) a Assignee Indemnified Party relating in any way to:

(i)           any breach or violation by the Company, its employees and agents, of any applicable law, rule or regulation or of any provision of this Agreement; and

(ii)          any untrue or alleged untrue statement of a material fact contained in a registration statement and prospectus relating to the Stock, including any form of prospectus or in any pre-effective or post effective amendment or supplement thereto, or in any preliminary prospectus, or arising out of or relating to any omission or alleged

Definitive Agreement -- Page 7	Confidential

omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)          Indemnification of Company. Assignee agrees to indemnify, defend and hold harmless the Company, its parent and subsidiary entities, and their respective officers, directors, employees, agents and representatives (each, a “Company Indemnified Party”), from and against any and all liabilities, judgments, awards, deficiencies, penalties, fines, costs, expenses (including, without limitation, attorneys’ and other professional fees and costs), losses and other damages of any kind resulting from any “Company Covered Claim” (as defined below), except to the extent expressly prohibited by applicable law. For purposes hereof, the term “Company Covered Claim” shall mean any suit, arbitration, action, audit, hearing, proceeding, investigation or claim of any kind that may be asserted against or otherwise involve (whether by subpoena, as a witness or otherwise) a Company Indemnified Party relating in any way to any Creditor Claim or Confirmed Debt or any breach or violation by Assignee, its employees or agents of any applicable law, rule or regulation or of any provision of this Agreement.

7.           Confidentiality. The parties hereto have entered into that certain Mutual Non-Disclosure and Confidentiality Agreement, dated as of August 31, 2007 (the “Confidentiality Agreement”). Each party hereto acknowledges and agrees that this Agreement, and the terms and conditions contained herein, constitute “Information” (as defined in the Confidentiality Agreement) and shall be subject to and afforded the protections set forth in such Confidentiality Agreement as if the entire terms and conditions of such Confidentiality Agreement were set forth herein.

8.	Termination.

(a)          At any time before the Company delivers to Assignee notice of satisfaction of the conditions precedent under Section 1(c), the Company may terminate this Agreement on written notice to Assignee; provided that, the Company also delivers with the termination notice a termination fee (the “Termination Fee”) equal to twenty-five percent (25%) of the Confirmed Debt set forth on Schedule A attached hereto. Notwithstanding the foregoing, the Company shall not be required to pay a Termination Fee if it exercises its right to terminate this Agreement under this Section as a result of any of the following events:

(i)            Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against Assignee or any subsidiary of Assignee;

(ii)          Assignee or any subsidiary of Assignee shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed; or

(iii)	Assignee shall cease operating as a going concern.

Definitive Agreement -- Page 8	Confidential

(b)           Assignee shall be entitled to the Termination Fee and may terminate this Agreement on written notice to the Company as a result of the occurrence of any of the following events:

(i)            Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company or any subsidiary of the Company;

(ii)          The Company or any subsidiary of the Company shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed; or

(iii)	The Company shall cease operating as a going concern.

(c)          Upon termination of this Agreement by Assignee for cause as set forth in Section 8(b) above, all Creditor Claims and Confirmed Debt that remain unpaid, unresolved or unsatisfied as of the date of such termination shall automatically and without any further act of Assignee revert back to and become vested in the Company, its successors in interest or permitted assigns, and Assignee shall have no further interest in, or liability for, any such Creditor Claims or Confirmed Debt. Such automatic reversion shall include, but not be limited to, any and all Creditor Claims for which settlement or other resolution has been agreed but total and complete performance and/or payment has not occurred as of the date of termination.

(d)          On delivery of a termination notice and, if applicable, the Termination Fee under this Section, all rights and obligations of the parties hereunder shall terminate without any liability of any party to the other (except for any liability of any party then in breach).

9.            Binding Agreement. This Agreement sets forth the entire agreement and understandings of the parties hereto with respect to the subject matter hereof and shall not be modified, altered, changed or amended in any respect unless in writing and signed by authorized officers of both parties.

10.        Press Releases. The Company agrees that not less than twice each year during the three year period following the date of this Agreement, Assignee shall be entitled to issue a press release announcing Assignee’s business relationship with the Company, in form and substance reasonably acceptable to the Company, which acceptance shall not be unreasonably withheld or delayed. Such press releases may be issued concurrently with any filings the Company makes with the SEC or any other press release issued by the Company.

11.        Severability. In the event that any of the provisions of this Agreement are held to be invalid or unenforceable in whole or in part, those provisions to the extent enforceable and all other provisions shall nevertheless continue to valid and enforceable as though the invalid or unenforceable parts had not been included in this Agreement.

12.        Notices. Except as otherwise provided herein, any statement, notice, or other communication that the Company or the Assignee may desire or be required to give to the other shall be deemed sufficiently given or rendered if hand delivered or if sent by overnight courier or

Definitive Agreement -- Page 9	Confidential

certified mail, return receipt requested, addressed to the parties at the addresses set forth below or at such other addresses as the other party shall designate from time to time by prior written notice, effective as herein provided:

Company:	Greens Worldwide Incorporated
801 International Parkway, 5th Floor
Lake Mary, FL 32746
757-572-9241 (phone)
Attention: R. Thomas Kidd, CEO

With a copy to:	John M. Paris Jr., Esquire
Williams Mullen
222 Central Park Avenue, Suite 1700
Virginia Beach, VA 23462-3035
E-mail: jparis@williamsmullen.com
(757) 499-8800 (phone)
(757) 473-0395 (fax)

Assignee:	Fuselier Holding, LLC
1201 Hampshire Lane, Suite 101
Richardson, TX 75080
(972) 713-9815 (phone)
(972) 713-7288 (fax)

Attn: Dr. Jean R. Fuselier, Sr., President

With a copy to:	Christopher A. Jiongo, Esq.
Traveland & Jiongo, LLC
P.O. Box 865057
Plano, TX 76086
(972) 951-3675 (phone)
(972) 554-4422 (fax)

Each party may change its address for receipt of notices under this Agreement from time to time by giving written notice of such change in the manner provided above.

13.        Counterparts; Facsimile or Electronic Signatures.        This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. This Agreement and any amendments, addenda or supplements hereto may be executed via exchange of facsimile signatures or pdf files containing one or more electronic signatures and such facsimile signatures or pdf files with electronic signatures shall have the same force and effect as original signatures for all purposes.

14.        Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the

Definitive Agreement -- Page 10	Confidential

same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

15.        Headings. The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

16.        Governing Law and Venue. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO ITS PRINCIPLES CONCERNING CONFLICTS OF LAWS. THIS AGREEMENT IS EXECUTED IN DALLAS COUNTY, TEXAS. AS A MATERIAL INDUCEMENT TO ASSIGNEE TO ENTER INTO THIS AGREEMENT, THE COMPANY IRREVOCABLY AGREES AND CONSENTS THAT VENUE FOR ANY ACTION OR SUIT BROUGHT HEREUNDER, IN CONNECTION HEREWITH, OR RELATING HERETO, SHALL LIE WITH THE FEDERAL AND STATE COURTS LOCATED WITHIN DALLAS COUNTY, TEXAS. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HERETO IRREVOCABLY CONSENT AND AGREE THAT THEY SHALL WAIVE ALL RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY CLAIM, ACTION OR PROCEEDING ARISING UNDER OR RELATING TO THIS AGREEMENT.

17.        Contract Terms to be Exclusive. This Agreement contains the sole and entire agreement between the parties and shall supersede any and all other agreements between the parties. The parties acknowledge and agree that neither of them has made any representation with respect to the subject matter of this Agreement or any other agreement executed between them except such representations and agreements as are specifically set forth herein. Each of the parties hereto acknowledges that it possesses sufficient business knowledge and acumen to evaluate the benefits and burdens of this Agreement and has relied on its own judgment in deciding to enter into the same. The parties hereto further acknowledge that any statements or representations that may have heretofore been made by either of them to the other are void and of no effect and that neither of them has relied thereon in connection with its dealings with the other.

18.          No Third Party Beneficiaries. Each of Company and Assignee agree that there are no third party beneficiaries of this Agreement and that no third party shall have any interest in this Agreement or the right to enforce any of the terms and provisions herein.

[Remainder of Page Intentionally Left Blank]

Definitive Agreement -- Page 11	Confidential

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

COMPANY:	ASSIGNEE:
GREENS WORLDWIDE INCORPORATED	FUSELIER HOLDING, LLC

BY: _________________________________	BY: ________________________________
R. Thomas Kidd, CEO	Dr. Jean R. Fuselier, Sr., President

Definitive Agreement -- Page 12	Confidential

SCHEDULE “A”

SCHEDULE OF CREDITORS CLAIMS ASSIGNED TO ASSIGNEE

[Attached hereto]

Definitive Agreement -- Page 13	Confidential

EXHIBIT A

LIMITED POWER OF ATTORNEY

[Attached hereto]

Definitive Agreement -- Page 14	Confidential